Exhibit 23.1

Consent of Independent Public Accountants

The Board of Directors

TenFold Corporation:

We consent to incorporation by reference in the registration statement No. 333-79053 on Form S-8 of TenFold Corporation and in the registration statement No. 333-55910 on form S-8 of TenFold Corporation, of our report dated March 17, 2004, relating to the consolidated balance sheet of TenFold Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for the years then ended, and related schedule, which report appears in the December 31, 2003, annual report on Form 10-K of TenFold Corporation.

/s/ Tanner+Co.

Salt Lake City, Utah

March 17, 2004